Exhibit 99.3

HUDSON EXECUTIVE FILES LAWSUIT AGAINST USA TECHNOLOGIES TO RESTORE

SHAREHOLDERS’ RIGHTS

Asserts USAT’s Bylaw Amendment Barring Shareholders From Calling a Special Meeting is Invalid

Believes Board Actions Disenfranchise Shareholders and Entrench the Board

Announces Filing of Definitive Solicitation Statement to Solicit Consents to Request a Special Meeting

NEW YORK – November 15, 2019 – Hudson Executive Capital LP (“Hudson Executive” or “HEC”), a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC: USAT) with beneficial ownership of approximately 16.3% of common stock, today disclosed that HEC, through its affiliated fund HEC Master Fund LP, has filed a lawsuit with the Court of Common Pleas of Chester County, Pennsylvania to invalidate the Company’s recent Bylaw amendment (the “Retroactive Bylaw Amendment”) that deprives Hudson Executive, and every other USAT shareholder, of the right to call any special meeting at all before the next annual meeting of shareholders. USAT has not held an annual meeting of shareholders in nearly 19 months.

Douglas Braunstein, Founder and Managing Partner of Hudson Executive, stated: “The USAT Board’s retroactive manipulation of the Company’s Bylaws to block an anticipated proxy solicitation is the latest in a series of blatant, value-destructive and entrenching actions. These efforts to thwart shareholder democracy should concern not only all shareholders, but also the business and regulatory communities at large. As the Company’s largest shareholder, we plan to defend the rightful owners of the Company by fighting these egregious acts in court.”

In its lawsuit, Hudson Executive asks the Court to:

•	Declare that the Retroactive Bylaw Amendment is invalid;

•	Enjoin USAT’s Board from enforcing the Retroactive Bylaw Amendment; and

•	Declare that Hudson Executive’s consent solicitation can proceed without further interference.

Hudson Executive today also filed a definitive consent solicitation statement with the Securities and Exchange Commission. Hudson Executive filed the definitive consent solicitation statement following the Company’s rejection of its most recent settlement offer.

Earlier this week, Hudson Executive proposed a settlement pursuant to which the Company’s Board would be comprised of four incumbent directors and four new and independent directors identified by Hudson Executive, with an incumbent director serving as Chairman of the Board. Under the proposal, the reconstituted Board would select a new Chief Executive Officer for the Company, who would become a ninth member of the Board. Following the selection of a new Chief Executive Officer, the directors identified by Hudson Executive would comprise four of the nine directors of the reconstituted Board. The Company rejected Hudson Executive’s proposal.

Cadwalader, Wickersham & Taft LLP is serving as legal advisor to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to Hudson Executive’s solicitation of revocable consents to request a special meeting of shareholders (the “Special Meeting”) of USA Technologies, Inc. (the “Company”) and intended solicitation of proxies for the 2019 annual meeting of shareholders (the “Annual Meeting”) of the Company. In connection with these solicitations, Hudson Executive and certain of its affiliates have filed a definitive solicitation statement to solicit revocable consents to request the Special Meeting with the U.S. Securities and Exchange Commission (“SEC”) on November 15, 2019 and will file a proxy statement to solicit proxies from shareholders of the Company for use at the Company’s Annual Meeting. Hudson Executive will furnish to the shareholders of the Company the definitive solicitation statement, together with a BLUE consent card, and the definitive proxy statement, together with a GOLD proxy card. HUDSON EXECUTIVE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE SOLICITATION STATEMENT AND THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Such solicitation statement and any other relevant documents are available, and the proxy statement, when filed, will be available, at no charge on the SEC’s website at http://www.sec.gov and, without charge, on request from Hudson Executive’s solicitor, Innisfree M&A Incorporated (toll-free for shareholders at (888) 750-5834; collect for banks and brokers (212) 750-5833).

Participant Information

Hudson Executive, HEC Management GP LLC, HEC Master Fund LP, HEC SPV IV LP, Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren are “participants” under SEC rules in the solicitations. Information about each of the participants is set forth in the definitive solicitation statement and will be set forth in the proxy statement that Hudson Executive plans to file with the SEC. Except as set forth in the proxy statement and solicitation statement, no participant in the solicitations has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting or Special Meeting.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833